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                                                                    EXHIBIT 99.5




                        MASTER INDEMNIFICATION AGREEMENT



                        Dated as of December 15, 1993



                                    between



                               KMART CORPORATION,
                                   as Seller


                                      and


                                RETRAM, INC.,
                             as Owner Participant,


                FGHK, LTD., A WYOMING LIMITED LIABILITY COMPANY,
                            as Remainder Purchaser,


              SHAWMUT BANK CONNECTICUT, NATIONAL ASSOCIATION,
                     individually and as Remainder Trustee
                             and as Owner Trustee


                             SOCIETY NATIONAL BANK,
                     individually and as Remainder Trustee
                             and as Owner Trustee,


                             BANKERS TRUST COMPANY,
                          as Initial Loan Participant


                                      and


                             THE BANK OF NEW YORK,
                       individually and as Note Trustee

      MASTER INDEMNIFICATION AGREEMENT dated as of December 15, 1993 between KMART CORPORATION, a Michigan corporation (the "Seller"), Retram, Inc., a Delaware corporation (the "Owner Participant"), FGHK, LTD., A Wyoming Limited Liability Company, as Remainder Purchaser, Shawmut Bank Connecticut,
National Association, a national banking association, individually and as Owner Trustee under the Trust Agreements listed on Schedule A hereto and as remainder Trustee, SOCIETY NATIONAL BANK, individually and as Remainder Trustee and as Owner Trustee, Bankers Trust Company, as Initial Loan Participant and THE BANK OF NEW YORK, individually and as Note Trustee under the Note Indentures listed on Schedule B hereto.

                                  WITNESSETH:

      WHEREAS the Owner Participant is the grantor of trusts (the "Trusts") under Trust Agreements, dated as of December 15, 1993, between the Owner Participant and each of the Owner Trustees (each a "Trust Agreement" and collectively "Trust Agreements"), providing, among other things, for the authorization and direction of such Owner Trustee, solely on behalf of the related Trust, to agree to purchase certain improvements and personalty described in Schedule A hereto and an Estate-for-Years or leasehold interest in the Lands described in Schedule B hereto and any Lands, improvements and personalty substituted therefor in accordance with the terms of the Operative Documents (together, the "Properties" and individually, each a "Property");

      WHEREAS the Seller, the Owner Participant, the Remainder Purchaser and each of the Owner Trustees have entered into the Agreement for Sale of Real Estate, dated as of December 15, 1993 (the "Purchase Agreement") providing, subject to the terms and conditions set forth therein, for the Owner Trustees to acquire all of the Seller's right, title and interest in the Properties for a price equal to the Owner Participant Purchase Price and for the Remainder Purchaser to acquire all of Seller's right, title and interest in the Remainder Interests for a price equal to the Remainder Purchaser Purchase Price;

      WHEREAS the Seller has agreed to lease each of the Properties from the applicable Owner Trustee and such Owner Trustee has agreed to lease the same to the Seller for the term commencing on the Closing Date pursuant to the Leases; and

      WHEREAS the parties hereto desire to clarify their respective rights and obligations with respect to certain indemnities provided for herein and related consequences of the transactions contemplated by the Operative Documents.

      NOW, THEREFORE, as inducement to the parties hereto to enter into the transactions contemplated by the Operative Documents and in consideration of the mutual covenants contained herein and





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in the Operative Documents and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree that capitalized terms used in this Master Indemnification Agreement and not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement or the applicable Lease and further agree as follows:

      SECTION 1. General Indemnity. (1) The Seller agrees, whether or not any of the transactions contemplated by the Operative Documents shall be consummated, to assume liability for, and to indemnify, protect, defend, save and keep harmless the Owner Participant, each of the Owner Trustees (in their individual capacity and as trustees under the Trust Agreements) and any successors thereto or co-trustees thereunder, each of the Remainder Trustees (in their individual capacity and as trustees under the Remainder Purchaser Trust Agreements) and any successors thereto or co-trustees thereunder, the Remainder Purchaser, the Trusts, the Remainder Trusts, the Note Trustee (in its individual capacity and as trustee under each Note Indenture for the benefit of the holders of the Notes), the Note Indenture Estates, the Initial Loan Participant and each of its successors and assigns and each subsequent holder of a Note under the Note Indentures, and each of their respective affiliates, successors, permitted assigns, permitted transferees, servants, employees, agents, shareholders, directors and officers (each an "Indemnitee"), on an After-Tax Basis, from and against any and all Claims that may be imposed on, incurred by or asserted against any Indemnitee, whether or not such Indemnitee shall also be indemnified as to any such Claim by any other Person (subject, however, to the provisions of Section 9) and whether or not such Claim arises or accrues prior to the date of this Master Indemnification Agreement, in any way relating to or arising out of (a) the ownership, operation, possession, use, improvement, leasing, subleasing, financing, refinancing pursuant to the Multi-Party Agreement or in respect of the Initial Notes, disposition, reconveyance or maintenance of, or the granting of easements, licenses, or any similar rights with respect to, or any dedication, condemnation, or taking of or with respect to, all or any part of, or interest in, any Property, the Remainder Interests or any Lease (including any property substituted for any such property pursuant to the Purchase Agreement or any lease, or any lease relating to such substituted property), (b) the construction, design, purchase, acceptance, rejection, modification, substitution or condition of any Property or any Remainder Interest, including without limitation claims or penalties arising from any violation of law or liability in tort (strict or otherwise), (c) a Release, a violation of or non-compliance with any Environmental Law, any Hazardous Material, any Environmental Claim, or any other loss of or damage or injury to any property, Person or the environment (including without limitation air, water vapor, surface water, ground water, drinking water, land (including surface and subsurface), plant, aquatic and animal life) relating to or arising out of any Property, any Remainder Interest, any Lease or the





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Seller (including, without limitation, all costs and expenses associated with remediation, response, removal, containment, restoration, corrective action, financial assurance, environmental liens, natural resource damages and the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required under applicable Environmental Laws), (d) the Kmart Transaction Documents, or any transaction contemplated thereby, (e) any breach by the Seller of any of its representations or warranties under the Kmart Transaction Documents or failure by the Seller or any Lessee to perform or observe any covenant or agreement to be performed by it under any of the Kmart Transaction Documents, (f) the transactions contemplated hereby or by any other Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA, including without limitation, the issuance, sale, resale, holding, REFINANCING or transfer of the Notes or the Bonds or (g) the Owner Participant's Financing including without limitation, the Notes, the Bonds and any payments and expenses thereunder but excluding any payment of any principal or interest on the debt evidenced thereby; provided, however, that the Seller shall not be required to indemnify an Indemnitee under this Section 1 for any of the following: (1) with respect to an Indemnitee, any Claim attributable to the willful misconduct or gross negligence of such Indemnitee or its Indemnitee Group, (2) any Transaction Expense expressly provided under the Operative Documents to be paid or borne by a party other than the Seller,
(3) with respect to an Indemnitee, any Claim attributable to a transfer by such Indemnitee of any Property or any Remainder Interest therein, other than (x) any transfer of a Property while a Lease Event of Default shall have occurred and be continuing, or (y) any Claim attributable to a transfer of any Property under Article 3, 5, 14, 15, 16, 18, 22, 41 or 42 of the Lease for such Property or in respect of a transfer of a Property under the reconveyance agreement,
(4) any Claim in respect of Taxes, other than any payment necessary to make payments under this Section 1 on an After-Tax Basis, (5) any Claim (x) to the extent attributable to acts, events or circumstances which occur after the later of (i) the expiration or earlier termination of the applicable Lease and
(ii) the Seller's actual return of possession of the applicable Property in accordance with the applicable Lease and (y) that is not attributable to and does not arise from, any act, event or circumstance occurring on or before the later to occur of (i) and (ii) and (6) (x) with respect to the Owner Participant, any Claim attributable to a breach by the Owner Participant or the Owner Trustee of any of its representations, warranties and covenants set forth in the respective Operative Documents to which it is a party or from a violation of Laws, unless such breach or violation is attributable to any act, omission, breach, violation or misrepresentation of a Person other than the Owner Participant or its Indemnitee Group or the Owner Trustee in its trust capacity and (y) with respect to any Indemnitee other than the Owner Participant, any Claim attributable to a breach by such Indemnitee of any of its representations,





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warranties and covenants set forth in the Operative Documents or from a violation of Laws, unless such breach or violation is attributable to any act, omission, breach, violation or misrepresentation of a Person other than such Indemnitee or its Indemnitee Group. For purposes of clause (5) of this Section 1(1), it is further agreed by the Seller that any Release, any violation of or non-compliance with any Environmental Law, any Hazardous Material, any Environmental Claim, or any other loss of or damage or injury to any property, Person or the environment, relating to or arising out of any Property, any Remainder Interest, any Lease or the Seller, that exists as of (or at any time prior to) the later of the dates specified in (i) and (ii) of clause (5) above, shall be included in the entirety within the scope of the Seller's obligations hereunder (even though the same may increase to remedial levels or require remedial or any other response action only subsequent to such date).

      For purposes of this Master Indemnification Agreement an Indemnitee Group shall include the affiliates, shareholders successors, permitted assigns, permitted transferees, servants, employees, agents, directors and officers of an Indemnitee.

      (2) (a) If the Seller shall obtain knowledge of any Claim indemnified against under this Section 1, the Seller shall give prompt notice thereof to the appropriate Indemnitee or Indemnitees, and if any Indemnitee shall obtain any such knowledge, such Indemnitee shall give prompt notice thereof to the Seller, provided that failure to so notify the Seller shall not release the Seller from any of its obligations to indemnify such Indemnitee hereunder unless, but, in any case, solely to the extent that, such failure precludes Seller from contesting such Claim hereunder or such failure materially increases the amount of such Claim but only to the extent of such increase. With respect to any amount that the Seller is requested by an Indemnitee to pay by reason of this Section 1, such Indemnitee shall (subject to a satisfactory confidentiality agreement), if so requested by the Seller and prior to any payment and at Seller's expense, submit such additional information to the Seller as the Seller may reasonably request and which is necessary to substantiate properly the requested payment.

      (b) In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall notify the Seller of the commencement thereof, and the Seller shall be entitled, at its expense, acting through counsel reasonably acceptable to such Indemnitee, to participate in, and, to the extent that the Seller desires to (but only if it has provided to such Indemnitee its written acknowledgement that the Seller is obligated to indemnify such Indemnitee with respect to such Claim under this Section 1; provided, however, that such acknowledgement shall not preclude the Seller from raising a defense to liability under this Section 1 if a court of competent jurisdiction has





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rendered a decision that the cause of such Claim is not one for which the
Seller is responsible to pay an indemnity to such Indemnitee under this Master Indemnification Agreement), assume and control the defense thereof; provided, further, however, that the Seller shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that,
(A) in the reasonable opinion of such Indemnitee, (x) such action, suit or proceeding involves the potential imposition of criminal liability on such Indemnitee, (y) such action, suit or proceeding involves the potential imposition of material civil liability in excess of $5,000,000 (whether or not indemnified hereunder) on such Indemnitee or (z) the control of such action, suit or proceeding would involve the Seller in a bona fide conflict of interest, (B) a Lease Event of Default has occurred and is continuing or (C) such action, suit or proceeding involves matters which extend beyond or are unrelated to the transactions contemplated by the Operative Documents and if determined adversely could be detrimental to the interests of such Indemnitee notwithstanding indemnification by the Seller. In the case of (A)(x), (A)(z) or (B) of the preceding sentence, the Indemnitee will be entitled to assume and take control of the defense thereof at Seller's expense including the payment of reasonable attorneys' fees and expenses and in the case of (A)(y) or (C) of the preceding sentence Indemnitee and Seller shall assume and take joint control of the defense thereof at Seller's expense including the payment of reasonable attorneys' fees and expenses and acting through respective counsel reasonably acceptable to each such Indemnitee and to Seller and, in each such case, Seller shall supply such Indemnitee with such information and documents reasonably requested by the Indemnitee as are necessary or advisable for the Indemnitee to conduct or to participate in the conduct of any such action, suit or proceeding hereunder. The Indemnitee may participate, but not control, in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by the Seller in accordance with the foregoing.

      (c) Each Indemnitee shall at the Seller's expense supply the Seller with such information and documents reasonably requested by the Seller as are necessary or advisable for the Seller to participate in any action, suit or proceeding to the extent permitted by this Section 1. Unless a Lease Event of Default shall have occurred and be continuing, no Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under this Section 1 without the prior written consent of the Seller, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under this Section 1 with respect to such Claim.

      (3)  Upon payment in full of any Claim by the Seller pursuant to this
Section 1 to or on behalf of an Indemnitee, the Seller, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such





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Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be reasonably necessary to preserve any such claims and otherwise cooperate with the Seller and give such further assurances as are reasonably necessary or advisable to enable the Seller to pursue such claims.

      (4) Any amount payable to an Indemnitee pursuant to this Section 1 shall be paid to such Indemnitee within 15 days after receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing the basis for such indemnity and the computation of the amount so payable; provided, however, in the case of any Claim that is contested in accordance with Section 1(2)(b), any indemnity payment hereunder with respect to such contested Claim (but only to the extent of any amounts contested hereunder) may be deferred until a final resolution of such contest hereunder; provided, further, however, if the Indemnitee is required to pay to any Person or governmental body or entity any amounts in respect of such Claim prior to a final resolution of such Claim hereunder, Seller shall advance to such Indemnitee the amount of such Claim on an interest free basis (with no additional net after-tax cost to such Indemnitee). In the event conflicting or competing Claims are made on Seller by any Indemnitee, Seller shall be deemed to satisfy such Claim by interpleading the payment of such Claim to a court of applicable jurisdiction.

      (5) Nothing in this Section 1 shall (a) be construed as a guaranty by the Seller of any residual value in any Property or as a guaranty of the Notes or the Bonds or (b) modify or limit the rights and obligations under the Leases or any other Operative Documents with respect to any party hereto as to any Claim covered hereby.

      SECTION 2. General Tax Indemnity. (1) (a) Whether or not any of the transactions contemplated hereby or by any of the Operative Documents shall be consummated, the Seller shall pay and discharge and shall indemnify and hold harmless, on an After-Tax Basis, the Owner Participant, each of the Owner Trustees, (in their individual capacity and as trustees under the Trust Agreements) and any successors thereto or co-trustees thereunder, each of the Remainder Trustees (in their individual capacity and as trustees under the Remainder Purchaser Trust Agreements) and any successors thereto or co-trustees thereunder, the Remainder Purchaser, the Trusts, the Remainder Trusts, the Note Trustee (in its individual capacity and as trustee under each Note Indenture for the benefit of the holders of the Notes), the Note Indenture Estates, the Initial Loan Participant and each of its successors and assigns and each subsequent holder of a Note under the Note Indentures, and their respective affiliates, successors, permitted assigns, permitted transferees, servants, employee's,





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agents, shareholders, directors and officers (each, a "Tax Indemnitee") with respect to all ad valorem real estate taxes or other taxes in the nature thereof and all assessments, general or specific, levied or imposed against or with respect to (i) the Properties or any part thereof or interest therein or any addition, alteration, modification or improvement thereto, (ii) any Remainder Interest, (iii) the Rent or (iv) the Owner Trustee's or Owner Participant's interest in any Lease or in any Property, including, in each case, any interest, penalties and additions to tax relating to such taxes or assessments (collectively referred to as "Property Assessments") at any time prior to, during or with respect to any period ending on or prior to, or resulting from or attributable in any respect to acts or events occurring on or prior to or relating to payments made by the Seller under the Operative Documents at any time prior to or after, the later of (x) the expiration or earlier termination of the relevant Lease and (y) the Seller's actual return of possession of the Properties in accordance with the relevant Lease.

      (b) Whether or not any of the transactions contemplated hereby or by any of the Operative Documents shall be consummated, Seller shall also pay and discharge, and shall indemnify and hold harmless, on an After-Tax Basis, each Tax Indemnitee with respect to all taxes, levies, charges, licenses, fees, imposts, duties, withholdings, liabilities, costs, expenses or assessments of the United States of America or any state or political subdivision or taxing authority thereof or therein (including any interest, penalties and additions to tax thereon or thereto), which are levied, assessed or imposed on such Tax Indemnitee, the Seller, any Tenant, the Owner Participant's Financing (including without limitation, the Notes, the Bonds and any amounts and expenses payable thereunder), the Properties or any part thereof or interest therein or any addition, alteration, modification or improvement thereto, any Remainder Interest, or the Rent payable under any Lease including, without limitation, taxes or such other amounts that are or are in the nature of sales, use, rental, value added and transfer taxes, and any and all water, sewer or other such charges, excises, levies, fees, licenses, duties, withholdings, permits, inspections, real property franchise charges and other governmental charges of every character (in each case, regardless how named or denominated) or any excise taxes, charges or penalties imposed on any Tax Indemnitee under
Section 4975 of the Code or Section 502 (i) or (1) of ERISA which, at any time prior to, during or with respect to any period ending on or prior to, or resulting from or attributable in any respect to acts or events occurring on or prior to or relating to payments made by the Seller under the Operative Documents at any time prior to or after, the later of (x) the expiration or earlier termination of the relevant Lease and (y) the Seller's actual return of possession of the Properties in accordance with the relevant Lease may be levied, assessed or imposed on or in connection with or with respect to, any Property, or any estate, right, title or interest therein, or any occupancy,





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operation, leasing, subleasing, use or possession of, or sales from, or other activity conducted on any Property, any addition, alteration, modification or improvement thereto, any Remainder Interest, any Lease, any Ground Lease or any other Operative Document (including in each case any amendment, supplement, waiver or consent thereto), the Owner Participant's Financing (including without limitation, the Notes, the Bonds and any payments and expenses thereunder), the Rents, and any other payments under the Operative Documents or otherwise with respect to or in connection with the transactions contemplated by the Operative Documents. Any such taxes, levies, charges, assessments or other amounts payable or indemnifiable by Seller hereunder together with Property Assessments payable or indemnifiable by Tenant hereunder shall be referred to as "Taxes" for all purposes of this Master Indemnification Agreement.

      (2) Nothing in paragraphs (a) and (b) shall require Seller to pay or reimburse any Tax Indemnitee for the payment of (w) any federal, state or municipal net income tax, or any net profit, inheritance, estate, succession, gift, or franchise tax (regardless how named or denominated) except for any such tax (i) which is in Direct Substitution (which Direct Substitution is documented by published administrative regulation, fiat or other official ruling, notice or release of any kind and/or in a statutory enactment or legislative history thereof by the state or political subdivision which enacted and/or levied any such tax) for any Tax which Seller is obligated to pay under this Master Indemnification Agreement or for which Seller has provided an indemnity hereunder, (ii) which is, or is in the nature of, a real property franchise charge, or a sales, use, rental, property, value added, or transfer tax, (iii) which is indemnified as necessary to make any payments hereunder on an After-Tax Basis, or (iv) any franchise tax if payment by Seller of such tax is necessary to maintain the existence or financial solvency of the Owner Participant, (x) any transfer tax imposed upon the sale of all or a part of the Properties by the Owner Trustee except for (i) a sale and transfer pursuant to Tenant's Purchase Offer or otherwise to Seller as set forth in Articles 3, 5, 15, 16, 18, 22 or 41 of the relevant Lease or any sale to a third party under
Article 5 of the relevant Lease, (ii) any disposition or transfer resulting in connection with Articles 10, 11, 14, 18 or 42 of the relevant Lease (iii) a transfer in connection with an Event of Default under the applicable Lease, and
(iv) any disposition or transfer resulting in connection with the Reconveyance Agreement, (y) any tax, assessment, charge or levy imposed or levied upon or assessed against any property, any income or any business activity of a Tax Indemnitee to the extent such tax, assessment, charge or levy would have been imposed or levied in the absence of the transactions contemplated by the Operative Documents (including any intangibles tax imposed with respect to any debt or investment paper of any Tax Indemnitee that is unrelated to the transactions contemplated by the Operative Documents or the Owner Participant's





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Financing) or (z) with respect to a Tax Indemnitee, any tax resulting from the willful misconduct (including tax fraud) or gross negligence of such Tax Indemnitee.

      (3) Notwithstanding any other provision of this Section 2 to the contrary, (a) the Seller will indemnify, on an After-Tax Basis, each Trust, each Owner Trustee and the Owner Participant (and any affiliate of the foregoing) for any obligation with respect to United States federal withholding taxes imposed on or payable by any Trust, any Owner Trustee (individually and as Owner Trustee) or the Owner Participant (or any affiliate of the foregoing)
(x) with respect to the Owner Participant's Financing (or any debt issued to refinance or refund such Owner Participant's Financing) or (y) as a result of a claim by the Internal Revenue Service asserted against any Trust, any Owner Trustee (individually and as Owner Trustee) or the Owner Participant (or any affiliate of the foregoing) with respect to the Owner Participant's Financing and (b) the Seller shall assume liability for, and indemnify, protect, defend, save and keep harmless each Tax Indemnitee, on an After-Tax Basis, from and against any and all Taxes that may be imposed on or with respect to, incurred by or asserted against the Issuer, the Residual Bondholders or the Bond Indenture Estate.

      (4) (a) If any written claim shall be made against any Tax Indemnitee or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding) for any Taxes as to which the Seller may have an indemnity obligation pursuant to this Section 2, such Tax Indemnitee shall promptly notify the Seller in writing and shall not take any action with respect to such claim, proceeding or Tax without the written consent of the Seller (which consent shall not be unreasonably withheld or delayed) for 60 days after the receipt of such notice by the Seller; provided, however, that, in the case of any such claim or proceeding, if such Tax Indemnitee shall be required by Laws to take action prior to the end of such 60-day period, such Tax Indemnitee shall in such notice to the Seller, so inform the Seller, and such Tax Indemnitee shall not take any action with respect to such claim, proceeding or Tax without the written consent of Seller (which consent shall not be unreasonably withheld or delayed) for 10 days after the receipt of such notice by the Seller unless the Tax Indemnitee shall be required by Laws to take action prior to the end of such 10-day period, in which case the Tax Indemnitee may take any action with respect to such claim, proceeding or Tax prior to the end of such 10-day period.

      (b) If requested by the Seller within 60 days (or such shorter period as specified in Section 2(4)(a) above) after receipt by the Seller of the required notice with respect to the claim or proceeding that is the subject of such notice, or, in the case of any claim or proceeding with respect to which Seller (as opposed to the Tax Indemnitee) receives notice, upon the request of the Seller, the applicable Tax Indemnitee either (i) in the case of a





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Tax which may be contested in the name of the Seller and independently (without joinder, contribution or otherwise) from any Tax that is not subject to indemnification by the Seller, shall permit the Seller to, or, in the case of any Tax, may request the Seller to, or (ii) in the case of a Tax which must be contested in the name of such Tax Indemnitee, but which may be contested independently (without joinder, contribution or otherwise) from any Tax that is not subject to indemnification by the Seller, shall permit Seller to (so long as, in the good faith judgment of such Tax Indemnitee, there is no reasonable possibility that the Seller's direction of such contest could have any adverse impact on the financial or public relation interests of such Tax Indemnitee, in which case, such Tax Indemnitee may assert or reassert control of the contest; provided, however, the foregoing shall not apply to any property tax contest) (any contest described in the foregoing clauses (i) or (ii) (for so long as the Seller controls the contest) being hereinafter referred to as a "Seller-Controlled Contest"), or (iii) in the case of a Tax the contest of which is not a Seller-Controlled Contest, shall itself, contest in good faith (including, without limitation, by pursuit of appeals and administrative procedures), the validity, applicability or amount of such Taxes. No matter who is in control, a contest at the election of the Controlling Party (as defined herein) may include, without limitation, a challenge to the validity, applicability or amount of such Taxes by (A) resisting payment thereof, (B) not paying the same except under protest (which protest must be pursued using reasonable efforts in appropriate administrative and/or judicial proceedings) if protest shall be necessary and proper or (C) if payment shall be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and/or judicial proceedings (it being understood that Seller may appeal to the United States Supreme Court with the prior written consent of the Tax
Indemnitee which consent shall not be unreasonably withheld); provided, however, that in no event shall such contest be required or permitted unless:
(1) in the case of a contest which must be contested in the name of the Tax Indemnitee, the amount at issue (taking into account all similar and logically related claims with respect to the transactions contemplated by the Operative Documents that have been or could be raised in an audit by the taxing authority in question for any other taxable period with respect to which an assessment of a tax deficiency is not barred by a statute of limitations, including, without limitation, such claims that may arise in future periods) exceeds $25,000; (2) Seller shall have agreed to pay such Tax Indemnitee and shall pay on an After-Tax Basis as incurred all reasonable out-of-pocket costs and expenses that such Tax Indemnitee shall incur in connection with the contest of such claim (including, without limitation, all reasonable costs, expenses, legal and accounting fees and disbursements); (3) such Tax Indemnitee shall have reasonably determined that the action to be taken will not result in any material danger of sale, forfeiture or loss of any of the Properties or Remainder Interests or any part thereof or interest therein or the creation of any Lien on any of the Properties or Remainder Interests or any part thereof or interest therein other than any Permitted Liens and that there is no risk of criminal liability that may be imposed on or with respect to such Tax Indemnitee; (4) if such contest shall involve payment of the claim, Seller shall advance the amount thereof plus, as applicable, interest, penalties and additions to tax with respect thereto to such Tax Indemnitee on an interest free basis (and in the event there is a determination that such advance represents an interest-free loan, at no additional net after-tax cost to such Tax Indemnitee but taking into account any net tax savings associated with such advance); (5) no Event of Default under the applicable Lease shall have occurred and be continuing (it being agreed that in such case, the Tax Indemnitee shall consult in good faith with Seller to determine whether Seller can provide to the Tax Indemnitee reasonably satisfactory security to cover its indemnity obligations with respect to amounts to be contested and its obligations under the foregoing clause (2) of this proviso, in which case, such Event of Default shall not deprive Seller of its contest rights hereunder; (6) in the case of a contest which must be contested in the name of the Tax Indemnitee, (i) prior to initiating the contest the Seller shall have furnished the Tax Indemnitee with an opinion of independent tax counsel selected by the Seller and reasonably acceptable to the Tax Indemnitee ("Tax Counsel") to the effect that a Reasonable Basis exists for such contest and (ii) prior to the appeal of any adverse judicial determination, Seller shall have furnished the Tax Indemnitee with an opinion of Tax Counsel to the effect that it is more likely than not that there will be a reversal or other substantial favorable modification of such determination on appeal; and (7) the Seller shall have acknowledged in writing its obligation to indemnify the Tax Indemnitee hereunder in the event the contest is unsuccessful (in whole or in part); provided, however, that such acknowledgement shall not preclude Seller from raising a defense to liability under this Section 2 if a court of competent and proper jurisdiction has rendered a decision that the cause of the claim is not one for which Seller is responsible to pay an indemnity hereunder. In no event shall the Tax
Indemnitee be required to contest any claim required to be brought in its own name if the subject matter of such claim shall be of a continuing nature and shall have previously been the subject of an adverse final determination hereunder after exercise by the Seller of its rights pursuant to this Section
2, unless the Seller shall have delivered to such Person an opinion of Tax Counsel to the effect that as a result of a change in law or fact it is more likely than not that the Tax Indemnitee will prevail in the contest of such claim.

      (c) The Seller shall conduct any Seller-Controlled Contest and the relevant Tax Indemnitee shall control any contest other than a Seller-Controlled Contest. The party conducting the contest ("Controlling Party") shall consult in good faith with the other party ("Noncontrolling Party") and its counsel with respect to the contest of such claim for Taxes (or claim for refund) but the decisions regarding what actions to be taken shall be made by the Controlling Party in its sole judgment (exercised in good faith). In addition, the Controlling Party shall keep the Noncontrolling Party reasonably informed as to the progress of the contest, and shall provide the Noncontrolling Party with a copy of (or appropriate excerpts from) any reports or claims issued by the relevant auditing agents or taxing authority to the Controlling Party or any affiliate thereof, in connection with such claim or the contest thereof. The Controlling Party shall be responsible for the selection of counsel, which counsel must be reasonably satisfactory to the Noncontrolling Party.

      (d) Except as provided in the next sentence of this Section 2(4)(d), the Tax Indemnitee shall not settle any contest hereunder without the consent of Seller, which consent shall not be unreasonably withheld. Notwithstanding anything contained in this Section 2, a Tax Indemnitee shall not be required to contest any claim or permit the Seller to contest any claim and may settle any contest without the consent of the Seller if such Tax Indemnitee (i) shall waive its right to indemnity under this Section 2 with respect to such claim for such Tax (and any claim made by any taxing authority with respect to other taxable periods that are based, in whole or in part, upon the resolution of such claim, or the contest of which is materially prejudiced by the resolution of such claim, it being understood that standing alone the mere settlement of the claim in the absence of legal authority to the contrary shall not be deemed to be materially prejudicial, but it may be deemed to be evidence thereof) and (ii) shall pay to the Seller any amount previously paid or advanced by the Seller pursuant to this Section 2 with respect to such claim for such Tax or the contest of such Tax other than the costs and expenses of the contest of such claim paid by Seller in accordance with clause (2) of the first proviso to Section 2(4)(b) hereof.

      (e) Should any of the proceedings referred to in the preceding paragraphs of this Section 2 result in reducing any amount of Taxes that previously were imposed on or payable by any Tax Indemnitee and were paid by Seller in accordance with this Section 2, Seller shall be entitled to receive all net refund amounts paid by the taxing authorities to such Tax Indemnitee (to the extent attributable to such Taxes paid by Seller in accordance with this Section 2) after payment of all of such Tax Indemnitee's costs and expenses incurred in any such proceeding in which a refund is paid (including any Taxes payable with respect to such refund amount to the extent such taxes are not creditable or refundable to or deductible by such Tax Indemnitee). Any subsequent denial, loss or recapture of such refund will be treated as a Tax for which the Seller must indemnify the Tax Indemnitee hereunder.

      (5) Any amount payable by the Seller to a Tax Indemnitee pursuant to this Section 2 shall be paid within 30 days after receipt by the Seller of a written demand therefor from such Tax Indemnitee accompanied by a written statement describing in reasonable detail the amount so payable, but (except as provided in Article 7(d) of the Lease) shall in no event be payable before the date such Tax is due. Any payments made pursuant to this Section 2 shall be made directly to the Tax Indemnitee entitled thereto or the Seller, as the case may be, in immediately payable funds at such bank or to such account as specified by the payee in written directions to the payor, or, if no such direction shall have been given, by check of the payor payable to the order of the payee and mailed to the payee by certified mail, postage prepaid at its address as set forth in the Purchase Agreement or as provided to the payor from time to time in writing. Any Taxes indemnified hereunder shall be payable by the Seller, to the extent allowed, directly to the appropriate taxing authority on or before the time, and in the manner, prescribed by applicable Laws, without the necessity of any prior demand by a Tax Indemnitee.

      (6) If any report, return or statement (a "Filing") is required to be filed with respect to any Tax that is subject to indemnification under this
Section 2, the Seller shall promptly notify the appropriate Tax Indemnitee of such requirement in writing and, if permitted by applicable Laws to do so, the Seller shall timely file or cause to be filed such Filing with respect to such Tax (except for any such Filing that a Tax Indemnitee has notified Seller in writing that such Tax Indemnitee intends to file) and will (if ownership of the Property or any part thereof or interest therein is required to be shown on such Filing) show the ownership of the Property in the name of the Owner Trustee and send a copy of such Filing to the appropriate Tax Indemnitee; provided, however, that such Tax Indemnitee shall have furnished the Seller, at the Seller's request, with such information, not within the control of the Seller, as is in such Tax Indemnitee's control or is reasonably available to such Tax Indemnitee and necessary to file such Filing; provided, further, however, Seller shall pay all out-of-pocket expenses of the Tax Indemnitee in connection therewith. If the Seller is not permitted by applicable Laws to file any such Filing, the Seller will promptly notify the appropriate Tax Indemnitee of such requirement in writing and prepare and deliver to the appropriate Tax Indemnitee a proposed form of such Filing within a reasonable time, and in all events at least 15 days prior to the time such Filing is required to be filed. In the case of any Filing either required to reflect items in addition to Taxes imposed on or indemnified against by the Seller under this Section 2 or which the Tax Indemnitee has notified the Seller in writing that it will prepare and file, Seller shall, upon the written request of such Tax Indemnitee, provide such Tax Indemnitee with such information as is within Seller's reasonable control or access. Seller shall hold each Tax Indemnitee harmless from and against any liabilities, including, but not limited to penalties, additions to tax, fines and interest, arising out of any insufficiency or inaccuracy in any such Filing, if such insufficiency or inaccuracy is attributable to Seller.

      (7) Any payment or indemnity to or for the benefit of any Tax Indemnitee with respect to any Tax which is subject to indemnification under Section 2 hereof shall (A) reflect the current combined net savings actually realized by such Tax Indemnitee resulting from the current deduction of such indemnified Tax and (B) include, after taking into account the savings described in clause
(A), the amount necessary to hold such Tax Indemnitee harmless on an After-Tax Basis. If, by reason of any Tax payment made to or for the account of a Tax Indemnitee by or on behalf of the Seller pursuant to this Section 2 (or the circumstances or event giving rise thereto), such Tax Indemnitee actually realizes a net tax benefit, refund, saving, deduction or credit not previously taken into account in computing such payment, provided no Event of Default under the applicable Lease has occurred and is continuing, such Tax Indemnitee shall promptly pay to the Seller an amount equal to the sum of (I) the actual net reduction in Taxes, if any, realized by such Tax Indemnitee which is attributable to such net tax benefit, refund, saving, deduction or credit and
(II) the actual net reduction in any Taxes realized by such Tax Indemnitee as the result of any payment made by such Tax Indemnitee pursuant to this sentence. Notwithstanding the foregoing, no Tax Indemnitee shall be required to make any payment to the Seller pursuant to this Section 2(7) to the extent such payment would exceed, in the aggregate at any time, the amount of all prior payments made by or on behalf of the Seller to such Tax Indemnitee less the amount of all prior payments made by the Tax Indemnitee to the Seller hereunder pursuant to this Section 2(7), but any such excess shall reduce pro tanto any amount that the Seller is subsequently obligated to pay such Indemnified Party pursuant to this Section 2. If any amount otherwise payable to the Seller is not payable by reason of the occurrence and continuation of an Event of Default under the applicable Lease, such amount shall be payable when such Event of Default is no longer continuing. The disallowance or reduction of any tax benefit, refund, savings, deduction or credit with respect to which a Tax Indemnitee has made a payment to the Seller under this Section 2 shall be treated as a Tax for which the Seller is obligated to indemnify such Tax Indemnitee hereunder.

      SECTION 3. Interest on Late Payments. If any amount payable hereunder by the Seller is not paid when due, the Seller shall pay interest at the Default Rate (as defined in the Lease for such Property) on such overdue amount from and including the due date thereof to but excluding the date of payment thereof.

      SECTION 4. Notices. All notices, consents, directions, approval, instructions, requests and other communications required or permitted by the terms hereof to be given to any Persons shall be given in writing by United States mail, by nationally recognized courier service or by hand and any such notice shall become effective when received if given by such courier service or by hand or five Business Days after being deposited in the mails, certified or registered with appropriate postage prepaid and shall be directed to the address of such Person as set forth on the signature pages hereof. From time to time any party may designate a new address for purposes of notice hereunder by notice in writing to each of the other parties hereto.

      SECTION 5. Survival. The covenants, indemnities, agreements, obligations, and liabilities of the Seller provided for in this Master Indemnification Agreement and each Indemnitee's or Tax Indemnitee's, as the case may be, obligations and liabilities under this Master Indemnification Agreement shall continue in full force and effect, notwithstanding the expiration or other termination of the Leases or any other Operative Document, until all such obligations have been met and such liabilities have been paid in full. The obligations and liabilities of the Seller and each Indemnitee or Tax Indemnitee, as the case may be arising under this Master Indemnification Agreement are expressly made for the benefit of, and shall be enforceable by, the Seller and each Indemnitee or Tax Indemnitee, as the case may be, and their permitted respective successors and assigns under the Operative Documents. Nothing in this Master Indemnification Agreement shall be deemed to impair the rights of any other Person under any other Operative Document.

      SECTION 6. Governing Law; Consent to Jurisdiction. This Master Indemnification Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to provisions governing conflict of laws. Each of the parties agrees that any legal suit, action or proceeding arising out of or based upon this Master Indemnification Agreement may be instituted in any state or federal court in New York County, New York, and waives, to the extent it may effectively do so, any objection which it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, and irrevocably submits on a non-exclusive basis to the jurisdiction of any such court in any such suit, action or proceeding.

      SECTION 7. Counterparts. This Master Indemnification Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single instrument.

      SECTION 8. Setoff, Counterclaim, Etc. Except as explicitly provided herein, no payment required to be made by the Seller or any Indemnitee or Tax Indemnitee, as the case may be, pursuant to this Master Indemnification Agreement shall be subject to any right of setoff, counterclaim, defense, abatement, suspension, deferment or reduction, and neither the Seller nor any Indemnitee or Tax Indemnitee, as the case may be, shall have any right to be released, relieved, or discharged from any obligation or liability under this Master Indemnification Agreement for any reason whatsoever. Nothing contained herein shall be construed to waive any claim which the Seller or the Indemnitee or Tax Indemnitee, as the case may be, might have under any of the Operative Documents (including this Master Indemnification Agreement and including, without limitation, claims or defenses that indemnity or other payments demanded from or paid by the Seller or the Indemnitee or Tax Indemnitee, as the case may be, are or were erroneous) or otherwise or to limit the right of the Seller or any Indemnitee or Tax Indemnitee, as the case may be, to make any claim it might have against the other or any other Person or to pursue such claim in such manner as the Seller or, the Indemnitee or Tax Indemnitee, as the case may be, shall deem appropriate.

      SECTION 9. Effect of Other Indemnities. The Seller's obligations under the indemnities provided for in this Master Indemnification Agreement shall be those of a primary obligor whether or not the Indemnitee or Tax Indemnitee, as the case may be, shall also be indemnified with respect to the same matter under the terms of the Purchase Agreement, any Trust Agreement or any other document or instrument, and the Indemnitee or Tax Indemnitee, as the case may be, may in seeking indemnification from the Seller pursuant to any provisions of this Master Indemnification Agreement proceed directly against the Seller without seeking to enforce any other right of indemnification (it being agreed that the foregoing is not intended to grant any Indemnitee or Tax Indemnitee, as the case may be, any right to any double recovery or indemnity with respect to any claim hereunder for which such Indemnitee or Tax Indemnitee, as the case may be, has received (and is entitled to retain) full indemnification). If the Seller shall have fully indemnified any Indemnitee or Tax Indemnitee hereunder, then the Seller shall be subrogated to the rights of such Indemnitee or Tax Indemnitee, as the case may be, with respect to such indemnified claim.

      SECTION 10. Miscellaneous. Any provision of this Master Indemnification Agreement which is prohibited and unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Master Indemnification Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Neither this Master Indemnification Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought. The headings of the various Sections of this Master Indemnification Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof. The terms of this Master Indemnification Agreement shall be binding upon, and inure to the benefit of, the Seller and its successors and assigns and each Indemnitee and Tax Indemnitee, as the case may be, and its successors and assigns.

      SECTION 11. Certain Definitions. "After-Tax Basis" shall mean with respect to any payment to be received by an Indemnitee (which, for purposes of this definition, shall include any Tax Indemnitee and, for purposes of the Tax Indemnification Agreement, the Owner Participant (as defined therein)), the amount of such payment supplemented by a further payment or payments so that, after deducting from such aggregate payments the amount of all Taxes (net of any actual current credits, deductions or other Tax benefits arising from the payment by the Indemnitee of any amount, including Taxes, for which the payment to be received is made) actually imposed currently on the Indemnitee with respect to such payments, the balance of such payments shall be equal to the original payment to be received.

      "Bond" or "Bonds" shall have the meaning set forth in the Bond Indenture.

      "Bond Financing" shall have the meaning set forth in Recital I of the Purchase Agreement.

      "Bond Indenture" shall mean the Collateral Trust Indenture which shall be entered into by the Issuer and the Bond Trustee in connection with the bond financing, as the same may be amended, modified or supplemented from time to time.

      "Bond Indenture Estate" shall mean the Trust Estate as defined in the securing clause of the Bond Indenture.

      "Bond Trustee" shall mean the Bank of New York as Bond Trustee under the Bond Indenture.

      "Claims" shall mean liabilities, obligations, damages, losses, demands, penalties, fines, claims (including, without limitation, Environmental Claims), actions, suits, judgments, administrative or judicial orders, settlements, utility charges, costs, expenses and disbursements (including, without limitation, legal fees and expenses and costs of investigation) of any kind and nature whatsoever.

      "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions or causes of action, suits, obligations, liabilities, losses, proceedings, decrees, judgments, penalties, fees, demands, demand letters, orders, directives, claims (including any claims involving liability in tort, strict, absolute or otherwise), liens, notices of noncompliance or violation, and legal fees or costs of investigations or proceedings, relating in any way to any Environmental Law or arising from the presence or Release (or alleged presence or Release) into the environment of any Hazardous Materials (hereinafter "Claims") including, without limitation, and regardless of the merit of such Claim, any and all Claims by any governmental or regulatory authority or by any third party for enforcement, cleanup, removal, containment, restoration, corrective action, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law or any alleged injury or threat of injury to human health, safety, the environment or natural resources.

      "Environmental Laws" shall mean all federal, state, and local laws, ordinances, rules, regulations, requirements, permits, licenses, authorizations, approvals, criteria, guidelines, and judicial and administrative orders, decrees, or judgments, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof, relating to the regulation and protection of human health, safety, the environment and natural resources including, without limitation, laws (and all other items recited above) relating to emissions, discharges, releases, threatened releases or remediation of, or any other response action related to, Hazardous Materials (as herein defined) or otherwise relating to the generation, use, treatment, storage, recycling, disposal, transport, or handling of or exposure to Hazardous Materials. Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"); the Resource Conservation and Recovery Act ("RCRA"); the Federal Insecticide, Fungicide, and Rodenticide Act; the Toxic Substances Control Act; the Clean Air Act; the Federal Water Pollution Control Act; the Oil Pollution Act of 1990; the Endangered Species Act; the National Environmental Policy Act; the Hazardous Materials Transportation Act; the Occupational Safety and Health Act; and the Safe Drinking Water Act; each as amended from time to time, and each of their state and local counterparts or equivalents.

      "Hazardous Materials" shall mean (i) "hazardous substances," as defined by CERCLA, as amended from time to time and any regulations promulgated thereunder; (ii) "hazardous wastes," as defined by RCRA, as amended from time to time and any regulations promulgated thereunder; (iii) any pollutant or contaminant or hazardous, restricted, dangerous or toxic chemicals, materials, wastes or substances within the meaning of any Environmental Law; (iv) any chemical, material, substance, or waste, the presence, use, generation, treatment, release, emission, discharge, transport, storage, or disposal of which is now or hereafter prohibited, limited or regulated by any Environmental Law or governmental authority; (v) any substance, material, product, chemical, derivative, compound, mixture, mineral, waste, gas, medical waste, contaminant or pollutant which would require investigation, response or remediation as a result of any public or private action brought pursuant to any Environmental Law; (vi) any radioactive material, asbestos in any form or condition, petroleum or petroleum products, flammable explosives, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas.

      "INITIAL NOTES" SHALL HAVE THE MEANING SET FORTH IN RECITAL I TO THE PURCHASE AGREEMENT.

      "ISSUER" SHALL HAVE THE MEANING SET FORTH IN RECITAL I TO THE PURCHASER AGREEMENT.

      "Note" or "Notes" shall have the meaning set forth in Appendix A to the applicable Note Indenture.

      "Note Financing" shall have the meaning set forth in Recital I to the Purchase Agreement.

      "Note Indenture" shall mean each of the Trust Indenture, Assignment of Lease and Rents and Security Agreements dated as of December 15, 1993 between the applicable Owner Trustee and the Note Trustee, as the same may be amended, modified or supplemented from time to time.

      "Note Indenture Estate" shall have the meaning set forth in Appendix A to each Note Indenture.

      "Note Trustee" shall have the meaning set forth in Appendix A to each
Note Indenture.

      "Owner Participant's Financing" shall mean the Note Financing and the Bond Financing, including without limitation any and all instruments and documents executed and delivered from time to time in connection therewith.

      "Reasonable Basis" for a position shall exist if tax counsel may properly advise reporting such position on a tax return in accordance with Formal Opinion 85-352 issued by the Standing Committee on Ethics and Professional Responsibility of the American Bar Association.

      "Release" shall mean the release, deposit, disposal or leak of any Hazardous Material into, upon or under any land, water or air, or otherwise into the environment, including without limitation by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.

      "REMAINDER PURCHASER TRUST AGREEMENTS" SHALL MEAN THE TRUST AGREEMENTS DATED AS OF DECEMBER 15, 1993 BETWEEN THE

REMAINDER PURCHASER AND THE REMAINDER TRUSTEES.

      "REMAINDER TRUSTS" SHALL MEAN THE TRUST ESTATES CREATED UNDER THE REMAINDER PURCHASER TRUST AGREEMENTS.

      "Residual Bondholders" Shall mean the holders of the Series AR, BR and CR Bonds.

      "Series AR Bonds" Shall have the meaning set forth in the Bond Indenture.

      "Series BR Bonds" Shall have the meaning set forth in the Bond Indenture.

      "Series CR Bonds" Shall have the meaning set forth in the Bond Indenture.

         IN WITNESS WHEREOF, the parties hereto have caused this Master Indemnification Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first written above.

                                             KMART CORPORATION
Address:
3100 West Big Beaver Road
Troy, Michigan  48084                     By:  _______________________
                                                  Name:  M.L. Skiles
                                                  Title: Senior Vice President



                                             RETRAM, INC.
Address:
1900 Indian Wood Circle
Maumee, OH  43537                         By:  ________________________
ATTN: Capital Markets Group                       Name:  Paul J. Bishop
                                                  Title: Vice President



                                             BANKERS TRUST COMPANY
Address:
280 Park Avenue, 23W
New York, NY  10017                       BY:  ________________________
                                                  Name:
                                                  Title:



                                             FGHK, LTD., A WYOMING LIMITED
                                                LIABILITY COMPANY

                                             BY: PINE STREET CAPITAL CORPORATION
Address:
2 Brentwood Commons, Ste. 150
Brentwood, TN  37027                         BY:  ________________________
                                                  Name:  James R. Greene
                                                  Title: President



                                             SHAWMUT BANK CONNECTICUT,  NATIONAL
                                               ASSOCIATION, individually and
                                             as Owner Trustee

Address:
777 Main Street                               By:  ________________________
Hartford, CT  06115                                Name:  Robert L. Reynolds
Attn: Corporate Trust                              Title: Asst. Vice President
      Administration

                                             SHAWMUT BANK CONNECTICUT, NATIONAL
ASSOCIATION,                                 individually and as Remainder
Trustee

Address:
777 Main Street
Hartford, CT  06115                          By:  _________________________
Attn: Corporate Trust                             Name:  Robert L. Reynolds
Administration                                    Title: Asst. Vice President



                                             THE BANK OF NEW YORK,
                                             individually and as Note
                                             Trustee
Address:
101 Barclay Street, 22nd Floor
New York, NY  10286                          By:  _________________________
                                                  Name:
                                                  Title:



                                             SOCIETY NATIONAL BANK, individually
                                             and as owner trustee,

Address:
3 Seagate, 3rd Floor                           By:  _______________________
Toledo, OH  43604                                 Name:
Attn:  Lisa Garrett                               Title:



                                             SOCIETY NATIONAL BANK, individually
                                             and as remainder trustee,

Address:
3 Seagate, 3rd Floor                          By:  _______________________
Toledo, OH  43604                                  Name:
Attn:  Lisa Garrett                                Title: